Exhibit 77O

RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles & Company,
L.P.

Name of Fund:  Loomis Sayles Bond Fund (1440N6)

Total Net Assets of Fund:  $13,693,325,066

Issuer:  US Steel Corp. (symbol: X)

Underwriter(s): 	see attached

Affiliated Underwriter in the Syndicate:  Natixis
Bleichroeder Inc.

Date of Purchase:  4/28/09

Date of Offering:  4/28/09

Amount of Purchase :  $35,000,000

Purchase Price:  100.00

Commission or Spread: None


Check that all the following conditions have been met
(any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue
registered under the Securities Act of 1933 (the
"1933 Act") that is being offered to the public,
(ii) part of an issue of government securities as defined under the Investment Company Act of 1940,
(iii)"municipal securities" as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933 Act.

	If the securities meet conditions (i), (ii), (iv) or (v):

X	the issuer of such securities has
been in continuous operation for
not less than three years
(including operations of
predecessors).


If the securities meet conditions (iii):

__	the issuer of such securities has
received an investment grade
rating from a nationally
recognized statistical rating
organization or if the issuer of
the municipal securities or entity
supplying the revenues from which
the issue is to be paid has been
in continuous operation for less
than three years (including any
predecessors), it has received one
of the three highest ratings from
at least one such rating service


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the
Fund, aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the
Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or
part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







Signed by: /s/ Jan Sharp
Date: 5/1/09






Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.Special counting rules apply for Rule 144A offerings.